FINDERS FEE AGREEMENT

THIS FINDERS FEE AGREEMENT (this “Agreement”), entered into this 27th day of July, 2007, sets forth the arrangement between Crivello Group, LLC, a Florida limited liability company (“Finder”), and Titan Global Holdings, Inc., a Utah corporation (“Company”), with respect to consideration to which Finder may become entitled under the terms and conditions set forth in this Agreement.

1. Purpose. Finder has procured and presented an opportunity to the Company with respect to the potential purchase by the Company of Appalachian Oil Company, Inc. and related real estate assets (“Appco”). The Company had no contact with Appco or understanding of its availability for purchase until such time as it was introduced to the Company by the Finder.

2. Finder’s Consideration. If, during the term of this Agreement the Company or any affiliate or assignee of the Company shall complete the purchase of Appco, Finder will be given consideration as follows concurrently with the closing of the Appco purchase:

(a)	Finder shall be paid a cash fee equal to $750,000.

(b)
Finder shall be issued a warrant in the form attached hereto as Exhibit 2 to purchase 10,000,000 shares of the Company’s common stock, at an exercise price of $1.30 per share (or on a cashless basis), exercisable for a period of ten years.

3. Consummation Required.  In no event will Company have any liability for consideration to Finder pursuant to this Agreement, unless the Appco acquisition shall close.

4. Independent Contractor Relationship. This Agreement is intended to create an independent contractor relationship between Finder and Company, which is described in Section 3508 of the Internal Revenue Service Code, and shall be interpreted to effectuate such intent between the parties.

Company will not withhold any taxes from any consideration paid to Finder according to this Agreement. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Finder to make, in connection with consideration paid to Finder according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

5. Confidential Information. Finder acknowledges that, pursuant to this Agreement, it may be given access to or may become acquainted with certain information, trade secrets or both, of Company, including but not limited to, confidential information and trade secrets regarding Appco or the Company and related materials, all relating to or useful to Company (collectively, the “Confidential Information") and the exclusive property of Company.

6. Nondisclosure of Confidential Information. During the term of this Agreement and for a period of one year thereafter, Finder shall only disclose the Confidential Information in connection with its performance pursuant to this Agreement, subject to the terms and conditions of this Agreement, and otherwise, Finder shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, any of the Confidential Information. Finder expressly agrees that the Confidential Information affects the successful and effective conduct of Company’s business and its good will, and that any breach of the terms of this Section by Finder is a breach of this Agreement.

7. Exceptions to Nondisclosure. Notwithstanding anything to the contrary contained in this Agreement, Finder shall not be prohibited from disclosing to third parties, or using without the prior written consent of Company, information that (a) was, on the date of this Agreement, generally known to the public, (b) is as of the date of this Agreement known to Finder, as evidenced by written records in the possession of Finder, (c) is subsequently disclosed to Finder by a third party who is in lawful possession of such information and is not under an obligation of confidence, (d) is disclosed by Company to third parties generally without restriction on use and disclosure, or (e) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction, provided, however, reasonable notice prior to any disclosure as required by applicable law or court process shall be given to Company which would allow Company sufficient time to attempt to obtain injunctive relief in respect to such disclosure.

8. Notice. Any notice required under this Agreement shall be deemed duly delivered (and shall be deemed to have been duly received if so given), if personally delivered, sent by a reputable courier service, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties as follows:

If to Finder:	If to Company:

Crivello Group, LLC 3408 Dover Road Pompano Beach, Florida 33062 Fax: 954.301.0202	Titan Global Holdings, Inc 1700 Jay Ell Drive Richardson, Texas 75081 Fax: 972.767.3117

or to such other address as any party may have furnished to the other in writing in accordance with this Section.

9. Law and Jurisdiction.  The laws of the State of Florida apply to this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of Florida.

10. Severability.  If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the parties, and the rest of the provisions of this Agreement shall remain in effect.

11. Waiver.  The failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

12. Assignability. This Agreement shall not be assignable by either party.

13. Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

14. Attorneys’ Fees.  Company agrees that in the event Finder’s fees are not paid promptly, Finder’s fees and costs (including the cost of Finder’s time at his then standard rate of billing) shall be recoverable by Finder in connection with the negotiation, settlement, mediation, arbitration or an action to enforce payment of fees pursuant to this Agreement, whether or not an actual cause of action is filed.

15. Entire Agreement.  This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

16. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument. Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming party.

IT WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CRIVELLO GROUP, LLC

		By:	/s/ Frank Crivello
Frank Crivello, Managing Member

Confirmed and Agreed to: this 27th day of July, 2007

TITAN GLOBAL HOLDINGS INC.

By:	/s/ Bryan Chance
Bryan Chance Chief Executive Officer